Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Second-Quarter 2019 Results
Operating Earnings Growth Achieved in All Three Segments

•	Second-quarter 2019 consolidated revenue of $245.2 million, down 1% year-over-year

•	Consolidated operating earnings of $4.1 million, up 46%; EBITDA* of $34.5 million was $3.0 million below the second-quarter 2018 results

•	Net loss of $0.36 per diluted share, versus a net loss $0.23 per diluted share, in second quarter of 2018

•	When adjusted for unusual logistics costs associated with Mississippi River flooding, adjusted net loss* totaled $0.29 per diluted share and adjusted EBITDA totaled $40.9 million

•	Strong North American highway deicing bid pricing achieved for upcoming winter season

OVERLAND PARK, Kan. (Aug. 6, 2019) - Compass Minerals (NYSE: CMP) second-quarter results demonstrated ongoing improvement in its Salt business, while its Plant Nutrition business delivered modest gains in operating earnings despite a challenging global agriculture market.

The company reported a second-quarter 2019 net loss of $11.8 million, or $0.36 per diluted share, compared to a net loss of $7.6 million, or $0.23 per diluted share, in the second quarter of 2018. While operating earnings increased $1.3 million to $4.1 million, a year-over-year increase in non-operating costs, primarily related to foreign exchange losses and interest expense, drove the higher net loss compared to prior year.

Second-quarter 2019 results were also negatively impacted by $2.8 million ($2.1 million, net of tax) of increased Salt business logistics costs related to flooding along the Mississippi River. When excluding these costs, adjusted net loss totaled $9.7 million, or $0.29 per diluted share, and adjusted EBITDA increased to $40.9 million, 6% above 2018 second-quarter results.

“While there is much room for improvement, we made important strides this quarter to drive better operational performance which is beginning to be reflected in our results,” said Kevin Crutchfield, Compass Minerals president and CEO. “I'm excited for the opportunities ahead given our renewed focus on mining excellence, streamlining our organizational structure and encouraging North American highway deicing bid season results.”

*EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA and adjusted net loss are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT BUSINESS SUMMARY
Salt segment second-quarter revenue of $112.6 million declined 7% from 2018 results. Lower year-over-year highway deicing commitment volumes in North America, a delay in highway

Compass Minerals Reports Second Quarter Earnings

deicing shipments due to Mississippi River flooding as well as lower restocking demand for deicing products in the U.K. drove a 19% decline in sales volumes. Increased highway deicing pricing and a favorable sales mix drove a 14% increase in average selling prices, partially offsetting the impact from lower sales volumes.

Salt operating earnings in the second quarter totaled $14.6 million, a 17% increase from prior-year results primarily due to improved average selling prices. EBITDA increased 11% to $29.4 million. Increased rock salt shipment transit times due to river flooding resulted in $2.8 million of additional shipping and handling costs. Excluding this impact, adjusted EBITDA increased 21% to $32.2 million.

Bid Season Update
Approximately 85% of our North American highway deicing bidding process for the 2019-2020 winter season has been completed. Low inventories across much of our served market have created a favorable pricing environment. Given bid results awarded thus far, the company expects its average contract price for the upcoming winter season will increase approximately 8% from prior-season’s results. The company also expects to increase its total committed bid volumes by more than 15% compared to prior year as production rates at Goderich mine have improved the company's overall supply position.

PLANT NUTRITION BUSINESS SUMMARY
The lingering impact of unfavorable agriculture conditions in the U.S. continued to limit Plant Nutrition North America results. In South America, demand increased across many product categories and lifted earnings ahead of prior-year results.

Plant Nutrition North America second-quarter revenue of $48.1 million declined 7% year-over-year due to lower sales volumes of both sulfate of potash (SOP) and micronutrient products. Demand in both product categories continued to be challenged by wet weather conditions in key North America markets. Average selling prices in the second quarter remained stable. Second-quarter 2019 operating earnings totaled $4.6 million, a slight increase from prior-year results due to lower depreciation expense. EBITDA declined 10% to $15.5 million. Both operating earnings and EBITDA were negatively impacted by increased logistics cost due to an unfavorable geographic sales mix and an increase in SG&A expense.

The Plant Nutrition South America segment generated second-quarter 2019 revenue of $82.1 million, a 15% increase from 2018 results on a 19% increase in sales volumes, partially offset by a 3% decline in average selling prices. Sales volumes increased for agriculture products as well as for water treatment products compared to prior year, which was negatively impacted by a national trucker strike in Brazil. In local currency, segment revenue grew significantly with improved agriculture product pricing and sales volumes. These improvements drove a second-quarter operating earnings increase of $1.0 million from prior-year results to $1.7 million. EBITDA increased 7% to $7.2 million.

Compass Minerals Reports Second Quarter Earnings

OTHER FINANCIAL HIGHLIGHTS
The company reported other expense of $3.6 million in the second quarter of 2019 compared to other expense of $1.0 million in the prior year quarter. This result was primarily driven by fluctuations in foreign exchange rates.

Interest expense increased by $1.9 million compared to the second quarter of 2018 primarily due to increased borrowings.

Cash flow from operations year-to-date totaled $103.2 million, down from $181.6 million generated in the first six months of 2018. In addition to a greater net loss, the decline was driven by year-over-year changes in working capital, as the company continues to build inventory across all businesses in preparation for fall and winter demand.

OUTLOOK
The company's Salt business expects strong earnings growth in the second half of the year driven by an attractive pricing outlook for North America highway deicing products and an improved rock salt supply position.

In the Plant Nutrition North America segment, the company expects strong second-half 2019 demand for SOP in North America given the low application rates in the Spring, while micronutrient sales are expected to remain pressured by challenging conditions for row crop producers in North America. In Plant Nutrition South America, the company continues to expect revenue and earnings growth in the second half of 2019, although agriculture product sales may be impacted if uncertainty among Brazilian growers continues.

Compass Minerals Reports Second Quarter Earnings

2019 OUTLOOK: FULL YEAR EBITDA: $310 million to $350 million
	2H19	FY19
Salt Segment
Volume		10.8 million to 11.2 million tons
Revenue	$475 million to $500 million
EBITDA	$135 million to $155 million
Plant Nutrition North America Segment
Volume		340,000 to 360,000 tons
Revenue	$135 million to $155 million
EBITDA	$40 million to $50 million
Plant Nutrition South America Segment
Volume		800,000 to 900,000 tons
Revenue	$275 million to $300 million
EBITDA	$60 million to $75 million
Corporate
Corporate and other expense		~$60 million
Interest expense		$68 million to $70 million
Depreciation, depletion and amortization		$140 million to $145 million
Capital expenditures		$95 million to $100 million
Effective tax rate		~28%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, August 7, 2019, at 10 a.m. ET. To access the conference call, interested parties should visit the company’s website at CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 8502890. Outside of the U.S. and Canada, callers may dial 720-452-9074. Replays of the call will be available on the company’s website. A summary of the company’s performance is included in a presentation available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. For more information about Compass Minerals and its products, please visit compassminerals.com.

Compass Minerals Reports Second Quarter Earnings

Investor/Media Contact
Theresa L. Womble
Director of Investor Relations
+1.913.344.9362
womblet@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA, EBITDA margin, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and adjusted EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. Because of unusual and non-recurring items that occurred during the quarter, the company is also presenting adjusted net loss, adjusted operating earnings and adjusted operating margin because management believes they are more indicative of our ongoing performance. The calculation of these measures as used by management and a reconciliation to comparable GAAP measures is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company's ability to drive operational performance; opportunities ahead; average contract price and committed bid volumes for upcoming winter season; revenue, seales and earnings growth; pricing outlook; supply position; demand; micronutrient sales; and the company’s outlook for the second half of 2019 and the full year of 2019, including its expectations regarding EBITDA, volumes, revenue, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,”

Compass Minerals Reports Second Quarter Earnings

“project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, and (vi) the effects of changes in the company's management. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2019 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Reconciliation for Net (Loss) Earnings, Excluding Special Item (unaudited, in millions)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net (loss) earnings	$(11.8)	$(7.6)	$(4.2)	$5.0
Logistics impact due to flooding, net of tax(1)	2.1	—	2.1	—
Net (loss) earnings, excluding special item	$(9.7)	$(7.6)	$(2.1)	$5.0
(1) The company incurred $2.8 million ($2.1 million, net of tax) of additional logistics costs related to flooding along the Mississippi River.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Operating earnings	$4.1	$2.8	$37.3	$29.4
Logistics impact from flooding(1)	2.8	—	2.8	—
Adjusted operating earnings	$6.9	$2.8	$40.1	$29.4
Sales	245.2	246.7	648.9	684.6
Adjusted operating margin	2.8%	1.1%	6.2%	4.3%
(1) The company incurred additional logistics costs related to flooding along the Mississippi River.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (loss) earnings	$(11.8)	$(7.6)	$(4.2)	$5.0
Interest expense	16.8	14.9	33.0	28.6
Income tax (benefit) expense	(4.4)	(5.1)	0.5	(0.7)
Depreciation, depletion and amortization	33.9	35.3	68.9	69.6
EBITDA	$34.5	$37.5	$98.2	$102.5
Adjustments to EBITDA:
Logistics impact from flooding(1)	2.8	—	2.8	—
Other expense (income), net(2)	3.6	1.0	8.0	(3.2)
Adjusted EBITDA	$40.9	$38.5	$109.0	$99.3

(1)	The company incurred additional logistics costs related to flooding along the Mississippi River.

(2)	Primarily includes interest income and foreign exchange gains and losses.

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$112.6	$121.1	$419.0	$437.0
Operating earnings	$14.6	$12.5	$66.9	$46.6
Operating margin	13.0%	10.3%	16.0%	10.7%
Adjusted operating earnings(1)	$17.4	$12.5	$69.7	$46.6
Adjusted operating margin(1)	15.5%	10.3%	16.6%	10.7%
EBITDA(1)	$29.4	$26.6	$97.0	$75.4
EBITDA(1) margin	26.1%	22.0%	23.2%	17.3%
Adjusted EBITDA(1)	$32.2	$26.6	$99.8	$75.4
Adjusted EBITDA(1) margin	28.6%	22.0%	23.8%	17.3%
Sales volumes (in thousands of tons):
Highway deicing	865	1,201	4,408	5,463
Consumer and industrial	438	403	989	905
Total salt	1,303	1,604	5,397	6,368
Average sales prices (per ton):
Highway deicing	$54.17	$50.40	$60.25	$54.18
Consumer and industrial	$150.02	$150.29	$155.15	$155.83
Total salt	$86.41	$75.47	$77.63	$68.62

(1)	See reconciliations below.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Reported GAAP segment operating earnings	$14.6	$12.5	$66.9	$46.6
Logistics impact due to flooding(1)	2.8	—	2.8	—
Segment adjusted operating earnings	$17.4	$12.5	$69.7	$46.6
Segment sales	112.6	121.1	419.0	437.0
Segment adjusted operating margin	15.5%	10.3%	16.6%	10.7%
(1) The company incurred additional logistics costs related to flooding along the Mississippi River.

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reported GAAP segment operating earnings	$14.6	$12.5	$66.9	$46.6
Depreciation, depletion and amortization	14.8	14.1	30.1	28.8
Segment EBITDA	$29.4	$26.6	$97.0	$75.4
Logistics impact due to flooding(1)	2.8	—	2.8	—
Segment adjusted EBITDA	$32.2	$26.6	$99.8	$75.4
Segment sales	112.6	121.1	419.0	437.0
Segment EBITDA margin	26.1%	22.0%	23.2%	17.3%
Segment Adjusted EBITDA margin	28.6%	22.0%	23.8%	17.3%
(1) The company incurred additional logistics costs related to flooding along the Mississippi River.

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$48.1	$51.8	$85.3	$104.7
Operating earnings	$4.6	$4.2	$3.0	$9.1
Operating margin	9.6%	8.1%	3.5%	8.7%
EBITDA(1)	$15.5	$17.2	$25.5	$33.4
EBITDA(1) margin	32.2%	33.2%	29.9%	31.9%
Sales volumes (in thousands of tons)	74	80	131	167
Average sales price (per ton)	$649	$644	$652	$626

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reported GAAP segment operating earnings	$4.6	$4.2	$3.0	$9.1
Depreciation, depletion and amortization	10.9	13.0	22.5	24.3
Segment EBITDA	$15.5	$17.2	$25.5	$33.4
Segment sales	48.1	51.8	85.3	104.7
Segment EBITDA margin	32.2%	33.2%	29.9%	31.9%

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$82.1	$71.1	$139.8	$137.4
Operating earnings (loss)	$1.7	$0.7	$(0.9)	$1.5
Operating margin	2.1%	1.0%	(0.6)%	1.1%
EBITDA(1)	$7.2	$6.7	$10.1	$13.3
EBITDA(1) margin	8.8%	9.4%	7.2%	9.7%
Sales volumes (in thousands of tons)
Agriculture	109	90	161	151
Chemical solutions	80	69	162	148
Total sales volumes	189	159	323	299
Average sales prices (per ton):
Agriculture	$556	$538	$596	$582
Chemical solutions	$266	$331	$270	$336
Total Plant Nutrition South America	$433	$448	$432	$460

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reported GAAP segment operating earnings (loss)	$1.7	$0.7	$(0.9)	$1.5
Depreciation, depletion and amortization	5.4	5.6	11.0	11.5
Net earnings in equity method investee	0.1	0.4	—	0.3
Segment EBITDA	$7.2	$6.7	$10.1	$13.3
Segment sales	82.1	71.1	139.8	137.4
Segment EBITDA margin	8.8%	9.4%	7.2%	9.7%

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$245.2	$246.7	$648.9	$684.6
Shipping and handling cost	48.0	49.8	160.9	169.9
Product cost	151.4	154.4	369.6	406.8
Gross profit	45.8	42.5	118.4	107.9
Selling, general and administrative expenses	41.7	39.7	81.1	78.5
Operating earnings	4.1	2.8	37.3	29.4
Other expense (income):
Interest expense	16.8	14.9	33.0	28.6
Net earnings in equity investee	(0.1)	(0.4)	—	(0.3)
Other, net	3.6	1.0	8.0	(3.2)
(Loss) earnings before income taxes	(16.2)	(12.7)	(3.7)	4.3
Income tax (benefit) expense	(4.4)	(5.1)	0.5	(0.7)
Net (loss) earnings	$(11.8)	$(7.6)	$(4.2)	$5.0
Basic net (loss) earnings per common share	$(0.36)	$(0.23)	$(0.14)	$0.14
Diluted net (loss) earnings per common share	$(0.36)	$(0.23)	$(0.14)	$0.14
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,883	33,850	33,878	33,843
Diluted	33,883	33,850	33,878	33,843

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 319,000 and 276,000 weighted participating securities for the three and six months ended June 30, 2019, respectively, and  191,000 and 177,000 weighted participating securities for the three and six months ended June 30, 2018, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	June 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$20.4	$27.0
Receivables, net	178.5	311.6
Inventories	309.0	266.6
Other current assets	117.3	116.0
Property, plant and equipment, net	1,051.5	1,052.0
Intangible and other noncurrent assets	644.2	594.7
Total assets	$2,320.9	$2,367.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$72.8	$43.5
Other current liabilities	203.6	239.8
Long-term debt, net of current portion	1,275.9	1,321.2
Deferred income taxes and other noncurrent liabilities	245.7	223.2
Total stockholders' equity	522.9	540.2
Total liabilities and stockholders' equity	$2,320.9	$2,367.9

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended June 30,
	2019	2018
Net cash provided by operating activities	$103.2	$181.6

Cash flows from investing activities:
Capital expenditures	(49.8)	(52.1)
Other, net	(1.0)	(1.5)

Net cash used in investing activities	(50.8)	(53.6)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	172.9	249.3
Principal payments on revolving credit facility borrowings	(199.1)	(322.2)
Proceeds from issuance of long-term debt	20.1	16.8
Principal payments on long-term debt	(11.8)	(11.2)
Dividends paid	(49.2)	(49.0)
Deferred financing costs	—	(0.3)
Shares withheld to satisfy employee tax obligations	(0.3)	—
Other, net	(0.6)	(0.5)

Net cash used in financing activities	(68.0)	(117.1)
Effect of exchange rate changes on cash and cash equivalents	9.0	(6.7)
Net change in cash and cash equivalents	(6.6)	4.2
Cash and cash equivalents, beginning of the year	27.0	36.6

Cash and cash equivalents, end of period	$20.4	$40.8

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended June 30, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$112.6	$48.1	$82.1	$2.4	$245.2
Intersegment sales	—	2.6	1.1	(3.7)	—
Shipping and handling cost	37.6	6.5	3.9	—	48.0
Operating earnings (loss)	14.6	4.6	1.7	(16.8)	4.1
Depreciation, depletion and amortization	14.8	10.9	5.4	2.8	33.9
Total assets (as of end of period)	905.2	565.3	731.5	118.9	2,320.9

Three Months Ended June 30, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$121.1	$51.8	$71.1	$2.7	$246.7
Intersegment sales	—	2.2	1.1	(3.3)	—
Shipping and handling cost	39.4	6.2	4.2	—	49.8
Operating earnings (loss)	12.5	4.2	0.7	(14.6)	2.8
Depreciation, depletion and amortization	14.1	13.0	5.6	2.6	35.3
Total assets (as of end of period)	830.7	584.2	726.2	133.2	2,274.3

Six Months Ended June 30, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$419.0	$85.3	$139.8	$4.8	$648.9
Intersegment sales	—	3.1	2.6	(5.7)	—
Shipping and handling cost	141.3	12.5	7.1	—	160.9
Operating earnings (loss)	66.9	3.0	(0.9)	(31.7)	37.3
Depreciation, depletion and amortization	30.1	22.5	11.0	5.3	68.9

Six Months Ended June 30, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$437.0	$104.7	$137.4	$5.5	$684.6
Intersegment sales	—	2.4	1.5	(3.9)	—
Shipping and handling cost	148.9	12.6	8.4	—	169.9
Operating earnings (loss)	46.6	9.1	1.5	(27.8)	29.4
Depreciation, depletion and amortization	28.8	24.3	11.5	5.0	69.6

(1)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.